Exhibit 10.30

2008 ANNUAL INCENTIVE AWARD AGREEMENT

PURSUANT TO

CHAPARRAL STEEL COMPANY 2006 OMNIBUS INCENTIVE PLAN

Dear                             :

1. Annual Incentive Award. Chaparral Steel Company, a Delaware corporation (the “Company”), hereby awards to you an Annual Incentive Award (this “Award”) pursuant to Section 5(d) of the Chaparral Steel Company 2006 Omnibus Incentive Plan (the “Plan”), a copy of which is attached hereto as Exhibit A and made a part hereof for all purposes. The Date of Grant for this Award is July 11, 2007. This Award is subject to your acceptance of and agreement to all the terms, conditions, and restrictions in the Plan that are applicable to Awards under Section 5 and to your acceptance of and agreement to the further terms, conditions and restrictions described in this 2008 Annual Incentive Award Agreement (the “Agreement”). If any provision of this Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan will control and, if necessary, the applicable provisions of this Agreement will be hereby deemed amended so as to carry out the purposes and intent of the Plan. Capitalized terms used in this Agreement that are not otherwise defined herein will have the meaning given them in the Plan in effect as of the date of this Agreement.

In addition to the Annual Incentive Award described in this Agreement, you will be granted stock options or stock appreciation rights (“SARs”) under the Chaparral Steel Company Amended and Restated 2005 Omnibus Equity Compensation Plan (the “Omnibus Equity Plan”) twice during the Company’s 2008 fiscal year. The number of shares to be included in each grant will be equal to the result of dividing your base salary at the time of the grant by the weighted average sales price of one share of the Company’s common stock on the Global Select System of Nasdaq on the grant date. The grant price of the stock option or SAR will be equal to the weighted average sales price of one share of the Company’s common stock on the Global Select System of Nasdaq on the grant date. The awards will be granted effective as of the April and October meetings of the Company’s Board of Directors and will be evidenced by an Award Agreement under the Omnibus Equity Plan. To the extent stock options are granted, such options will, to the extent possible, be designed to be incentive stock options under section 422 of the Internal Revenue Code with a ten (10) year term. All options that are not issued as incentive stock options will be issued as nonqualified stock options. Options will vest over a five (5) year period at the rate of twenty percent (20%) each year, beginning on the first anniversary of the date of grant. SARs will have a term of ten (10) years and will vest over a five (5) year period at the rate of twenty percent (20%) each year, beginning on the first anniversary of the date of grant. SARs may be settled in stock or in cash as determined by the Board of Directors.

In the event of a Change of Control of the Company, the provisions of this Award Agreement regarding the settlement of the Award in shares of restricted stock will cease to apply and this Award will be settled in cash pursuant to the terms of Section 6. In addition, it is anticipated that upon the occurrence of a Change of Control that no additional awards of stock options or SARs will be made under the Omnibus Equity Plan.

2. Performance Period. The Annual Incentive Award Performance Period for this Award will be June 1, 2007 through May 31, 2008; provided that any portion of the Award paid in restricted Stock, as described in Section 5, will be subject to an additional vesting period set forth in Section 6.

3. Maximum Award Value. If the Company fails to achieve the minimum Performance Target described in Section 4, the value of this Award will be $0. In no event will the amount payable pursuant to this Award (including both cash and the Fair Market Value of shares of restricted Stock delivered in settlement (i.e., payment) of this Award) exceed ten million dollars ($10,000,000) as determined in the sole discretion of the Committee following the Annual Incentive Award Performance Period.

4. Performance Target. The Performance Target for this Award will be based on the Company’s annual Return on Assets (“ROA”), where ROA is calculated based on the ratio of earnings before interest and taxes (“EBIT”) compared to the Company’s total assets, less cash equivalents, short-term investments, goodwill and the cash surrender value of any life insurance the Company holds on participants in the Chaparral Steel Company Financial Security Plan. You will be entitled to payment of an Award, pursuant to Section 6 below, based upon the ROA achieved by the Company during the Performance Period as set forth on the attached Exhibit B.

5. Eligibility. Except as provided in Section 6 in the event of a Change of Control, to be eligible to receive a payment under Section 6 below, you must remain an Employee until the last day of the Performance Period. Additionally, if during the two (2) year period following the settlement of this Award, (i) the Company terminates your employment for Cause (as defined in the Plan) or you terminate your employment for any reason other than your death, retirement on or after age fifty-five (55) or Good Reason (as defined in the Plan), you will forfeit the then unvested portion of the Stock awarded to you pursuant to Section 6.

6. Payment of Awards. Subject to Section 5 of this Agreement, if the Company achieves the minimum Performance Target during the Annual Incentive Award Performance Period, you will be entitled to settlement of this Award pursuant to this Section 6. The amount to be paid to you in settlement of the Award will be calculated as set forth on the Attached Exhibit B. Any restricted Stock issued in settlement of this Award will vest in two (2) equal annual increments on the first and second anniversaries of the date the Award is settled pursuant to Section 5(d)(iv) of the Plan. Such restricted Stock awards will become fully vested before the end of the two (2) year period in the event of your death, retirement on or after age fifty-five (55), termination of employment by the Company for any reason other than Cause or your termination of employment for Good Reason. The number of shares of restricted Stock awarded to you upon settlement of this Award will be determined based upon the Fair Market Value of such Stock on the first trading date that is not within the “black-out period” prescribed by the Company’s Insider Trading Policy following the date this Award is settled and will be issued as “Other Stock-Based Awards” under Article 10 under the Omnibus Equity Plan.

Notwithstanding the foregoing, in the event of a Change of Control during the Performance Period, you will be entitled to settlement of this Award immediately prior to the effective time of the Change of Control. The amount paid to you in settlement of the Award upon the occurrence of a Change of Control will be a cash amount equal to the product of (a) the greater of (i) your award under the Plan for fiscal year 2007 and (ii) your entitlement under the Plan for fiscal year 2008 determined in good faith by the Company based on the Company’s actual performance through the end of the last full month immediately preceding the effective time of the Change of Control, extrapolated on a straight line basis, in order to establish a full year performance measure and a full year incentive award and (b) a fraction, the numerator of which shall equal the number of days commencing with and including June 1, 2007 through and including the effective time of the Change of Control and the denominator of which is three hundred sixty five (365). In addition, if following the occurrence of the Change of Control, the Company achieves the minimum Performance Target during the Annual Incentive Award Performance Period, and you are employed on the last day of the Performance Period as required under Section 5, you will be entitled to settlement of this Award in an amount calculated as set forth on the Attached Exhibit B less the portion of such Award that was paid to you immediately prior to the effective time of the Change of Control. Such settlement will be made solely in the form of cash.

7. Conditions to Stock Portion of Award.

a.	Escrow of Stock. The Company will issue in your name a certificate or certificates representing the restricted Stock awarded to you pursuant to Section 6 and retain that certificate or those certificates until such Stock vests or is forfeited. You must execute one or more stock powers in blank for those certificates and deliver those stock powers to the Company. You hereby agree that the Company will hold the certificate or certificates representing such shares of restricted Stock and the related stock powers pursuant to the terms of this Agreement until such time as such certificate or certificates are either delivered to you or canceled pursuant to this Agreement.

b.	Ownership of Restricted Stock. From and after the time that the restricted Stock has been issued in your name, you will be entitled to all the rights of absolute ownership of the restricted Stock, including the right to vote those shares and to receive dividends thereon if, as, and when declared by the Board, subject, however, to the terms, conditions and restrictions set forth in this Agreement.

c.	Restrictions, Forfeiture. The restricted Stock is restricted in that it may not be sold, transferred or otherwise alienated or hypothecated until such restrictions are removed or expire as described in this Agreement. The restricted Stock is also restricted in the sense that it may be forfeited to the Company. You hereby agree that if the restricted Stock is forfeited, as provided herein, the Company will have the right to deliver the certificate or certificates representing the restricted Stock to the Company’s transfer agent for cancellation or, at the Company’s election, for transfer to the Company to be held by the Company in treasury or by any designee of the Company.

d.	Adjustment. In the event there is any change in the outstanding Stock of the Company by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares or otherwise, there will be substituted for or added to each share of Stock theretofore appropriated or thereafter subject, or which may become subject, to this Award, the number and kind of shares of stock or other securities or property into which each outstanding share of Stock will be so changed or for which each such share will be exchanged, or to which each such share will be entitled, as the case may be. Adjustment under the preceding provisions of this Section 7.d will be made by the Committee pursuant to the terms of the Omnibus Equity Plan, whose determination as to the manner in which adjustments will be made will be final, binding, and conclusive. No fractional interest will be issued under the Plan on account of any such adjustment.

e.	Delivery of Stock and Registration. Promptly following the expiration of the restrictions on the restricted Stock, the Company will cause to be issued and delivered to you or your designee a certificate evidencing the number of shares of restricted Stock as to which such restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions. The value of such restricted Stock will not bear any interest owing to the passage of time. Nothing herein will require the Company to issue or the transfer agent to deliver any shares of Stock with respect to the Award pursuant to this Agreement if (a) that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act of 1933 or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect; or (b) the withholding obligation as provided in Section 8 of this Agreement has not been satisfied.

From time to time, the Board and appropriate officers of the Company will and are authorized to take whatever actions are necessary to file required documents with governmental authorities, stock exchanges, and other appropriate persons to enable Awards to be settled in Stock.

f.	Restrictions on Resale. You may not sell or otherwise dispose of shares of Stock delivered to you pursuant to Section 7.e. of this Agreement unless the shares of such Stock have been duly registered under the Securities Act of 1933, as amended, and any applicable state securities laws or you provide to the Company an opinion of counsel acceptable to the Company that no such registration is required.

8. Agreement Respecting Taxes. You agree that you will pay to the Company, or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind required by law to be withheld by the Company with respect to this Award; and the Company will, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to you, including, but not limited to, payments pursuant to Section 6 hereof, any federal, state, or local taxes of any kind required by law to be withheld with respect to this Award. In the event that you elect to make a Section 83(b) Election pursuant to the Internal Revenue Code Section 83(b) Election Form attached to this Agreement as Attachment 1, you agree to comply with the terms and conditions set forth in such Attachment.

9. Right of Company to Terminate Employment. Nothing contained in this Agreement will (a) constitute a term of employment with the Company or any subsidiary of the Company, (b) confer upon you the right to continue in the employ of the Company or any subsidiary of the Company, or (c) interfere in any way with the rights of the Company or any subsidiary of the Company to terminate your employment at any time.

10. Acknowledgment. By executing this Agreement in the appropriate space below, you (a) acknowledge that you have been provided with a copy of the Plan, and that your rights under and with respect to this Award are and will be subject to all the terms and provisions of the Plan and this Agreement, and (b) acknowledge that this Agreement is not intended to and does not modify the terms of any employment agreement by and between you and the Company.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

CHAPARRAL STEEL COMPANY

By:

Name:

Its:

AGREED AND ACCEPTED

By:

Date:

ATTACHMENT 1

INTERNAL REVENUE CODE SECTION 83(b) ELECTION FORM

I.	DIRECTIONS

To effectuate an election pursuant to section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”):

A.	Fill in any omitted information on this election form (the “Form”);

B.	Sign and date the Form and return one copy of the Form to Chaparral Steel Company (the “Company”);

C.	Mail a copy of the Form, registered or certified mail, return receipt requested, to the Service Center where you file your Internal Revenue Service tax return WITHIN 30 DAYS OF RECEIPT OF THE PROPERTY; and

D.	Attach one copy of the Form to your income tax return for calendar year 2008.

II.	CODE SECTION 83(b) ELECTION

A.	Taxpayer Information

(1)	Name:

(2)	Address:

(3)	Taxpayer identification number/SSN:

B.	Property Description

Shares of common stock, par value $.01 per share of Chaparral Steel Company (the “Property”)

C.	Date and Taxable Year of Transfer

(1)	Property transfer date:

(2)	The taxable year in which the Property was transferred: 2008.

D.	The Nature of the Restriction to Which the Property is Subject

Pursuant to the terms of an Annual Incentive Performance Award Agreement (the “Agreement”) between the Company and the Taxpayer, the shares of common stock will not be transferable and will be subject to a substantial risk of forfeiture as set forth in the Agreement. The restrictions on all of the shares will expire on the earliest of: (i) two years from the date the shares were received, (ii) the date of the Taxpayer’s death, (iii) the date of the Taxpayer’s retirement from the Company on or after age fifty-five (55), (iv) the date of the Taxpayer’s termination of employment by the Company for any reason other than Cause or (v) the date of the Taxpayer’s termination of employment for Good Reason, and the shares will become transferable except to the extent provided in Section 7 of the Agreement.

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E.	Property Valuation

(1)	Fair market value of property at time of transfer (determined without regard to restrictions that will lapse, including any substantial risk of forfeiture restrictions): .

(2)	Amount paid for property: $ 0.

(3)	Excess of fair market value over the amount paid: $ .

F.	Attestation

I have furnished my employer, for whom services were performed in connection with the transfer of the property, with a copy of this statement. I am the recipient of the above described property and therefore need not inform a third party transferee of this election.

SIGNED:		DATE:
Signature of Taxpayer

NOTE: If you make an election pursuant to this Form, copies of the Form must be:

A.	Mailed registered or certified mail, return receipt requested, within 30 days of receipt of the property to the Service Center where you file your Internal Revenue Service tax return;

B.	Provided to the entity for which you performed services as discussed above; and

C.	Attached to your income tax return for the year of transfer.

You must retain two copies of the completed form for filing with your federal and, to the extent applicable, state tax returns for the current tax year and an additional copy for your records.

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